Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP 61-63, 61 rue des Belles Feuilles 75016 Paris 16 France Siren : 808 676 316 T +33 1 53 53 75 00 F +33 1 53 53 75 01 orrick.com

DATE: September 9, 2026	Olivier Jouffroy
ojouffroy@orrick.com
+33 1 53 53 75 00

Legal Opinion

Confidential

To:	Pasqal Holding SA
24, rue Emile Baudot
91120 Palaiseau
France
(the Addressee)

Re:	FRENCH LAW LEGAL OPINION

Ladies and Gentlemen,

1.	Preliminary

1.1 This opinion letter is rendered to the Addressee at the request of the Addressee. We have acted in our capacity as French Avocats, acted as legal adviser as to French law, to Pasqal Holding SA (formerly Bleichroeder Acquisition France Merger Sub 2), a French société anonyme, with its registered office at 24, rue Emile Baudot, 91120 Palaiseau, France (formerly with its registered office at 23 Rue de Choiseul 75002 Paris) registered with the Trade and Companies Register (Registre du Commerce et des Sociétés) under number 105 098 180 (the “Company”), in connection with the preparation of the Company’s registration statement on Form F-1, including the prospectus contained therein (the “Prospectus”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

1.2 On August 27, 2026 (the “Closing Date”), the Company completed its business combination pursuant to the Agreement and Plan of Merger, dated February 28, 2026 (as amended, the “Business Combination Agreement”), by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Bleichroeder”), Bleichroeder Acquisition France Merger Sub 2, a French société anonyme (“Merger Sub”), and Pasqal Holding SAS, a French société par actions simplifiée (“Legacy Pasqal”), comprising (i) the merger of Bleichroeder with and into Merger Sub pursuant to the draft Reincorporation Merger Agreement (projet de traité de fusion-absorption) dated July 3, 2026 (the “Reincorporation Merger”), with Merger Sub continuing as the surviving company, and (ii) the merger by absorption (fusion-absorption) of Legacy Pasqal into the surviving company pursuant to the draft French Merger Agreement (projet de traité de fusion-absorption) dated July 3, 2026, as amended July 27, 2026, at an exchange ratio of approx. 22.7361, with Merger Sub continuing as the surviving company and thereafter being renamed Pasqal Holding SA. The Company’s ordinary shares, €0.02 par value per share (the “Ordinary Shares”), and its public warrants (the “Public Warrants”) are listed on Nasdaq under the symbols “PSQL” and “PSQLW,” respectively. The Registration Statement relates to (a) the primary issuance by the Company of up to 17,333,333 Ordinary Shares issuable upon exercise of 9,583,333 Public Warrants and 7,750,000 warrants originally issued in a private placement (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), at an exercise price of $11.50 per share, (b) (i) the resale by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to 286,674,886 Ordinary Shares, comprising (A) up to 56,287,179 Ordinary Shares issuable upon conversion of the $312,500,000 Senior Unsecured Convertible Bonds (the “Convertible Bonds”) at an assumed conversion price of $7.80 per Ordinary Share and taking into account payment-in-kind interest accrued for a period of three years from the Closing Date, (B) up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants at an assumed exercise price of $7.80 per Ordinary Share, (C) up to 9,583,333 Founder Shares held by the Sponsor (received upon conversion of 9,583,333 Bleichroeder Class B ordinary shares), (D) up to 7,750,000 Ordinary Shares issuable upon exercise of the Private Placement Warrants, and (E) up to 162,974,246 Ordinary Shares held by former Legacy Pasqal shareholders, and (ii) up to 7,750,000 Private Placement Warrants. For purposes of this opinion, the Ordinary Shares issuable upon exercise of the Warrants are referred to as the “Shares.” The up to 162,974,246 Ordinary Shares held by former Legacy Pasqal shareholders, together with the 9,583,333 Founder Shares, are collectively referred to as the “Outstanding Resale Shares.” The up to 56,287,179 Ordinary Shares issuable upon conversion of the Convertible Bonds and the up to 50,080,128 Ordinary Shares issuable upon exercise of the Investment Warrants are referred to as the “Conversion Shares.” As of September 1, 2026, 212,293,691 Ordinary Shares were outstanding. The Private Placement Warrants were originally issued in a private placement to Bleichroeder Sponsor 2 LLC (the “Sponsor”), Cohen & Company Securities, LLC (“Cohen”) and Clear Street LLC (“Clear Street”) in connection with Bleichroeder’s initial public offering. The Public Warrants and Private Placement Warrants are governed by the Warrant Agreement dated January 7, 2026, as amended by the Warrant Amendment Agreement; the Convertible Bonds and Investment Warrants were issued pursuant to the Securities Purchase Agreement dated March 4, 2026, as amended May 23, 2026 (the “March 2026 SPA”); and registration rights arise under the Amended and Restated Registration Rights Agreement dated August 27, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “A&R Registration Rights Agreement”).

Orrick Herrington & Sutcliffe (Europe) LLP, Partnership à Responsabilité Limitée. Cabinet de Solicitors of the Supreme Court of England and Wales depuis le 9 août 2009. Membres de la Law Society of England and Wales. Inscrit au Barreau de Paris en application de la Directive 98/5/CE.

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1.3 Capitalized terms used in this opinion shall, unless defined herein, have the meaning as ascribed to them in the Registration Statement. Headings in this opinion are for ease of reference only and shall not affect its interpretation.

2.	Documentation reviewed

2.1 For the purposes of this opinion letter, we have examined originals, photocopies, facsimile copies or electronic versions of none but the documents referred to in §§ (A) and (B) below (together, the “Documents”):

(A)	the documents described in part A (Opinion Documents) of Schedule 1 (Documentation reviewed) hereto (the “Opinion Documents”), provided that we have not examined (and do not herein express any opinion on any matter relating to any contractual obligation (or to the effect, on the Opinion Party’s obligations under the Opinion Document, of any contractual obligation) by which the Opinion Party may be bound and which may result from) any contracts, agreements, deeds or other documents of a contractual or legal nature that are referred to in, or set out in the schedules to, but are distinct from, the Opinion Documents and are not themselves expressly and specifically listed as Opinion Documents in Schedule 1 hereto; and

(B)	the documents listed in part B (Corporate Documents) of Schedule 1 (the “Corporate Documents”), all of which relate to the Opinion Party.

2.2 In this opinion letter, any expression with capital initials that is employed to refer individually to a Document (or series of Documents) has the meaning ascribed to it in Schedule 1 (Documentation reviewed), in which that expression is the capitalised expression set out as a title in bold characters at the beginning of the paragraph describing that Document (or series of Documents).

3.	French law

3.1 This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

3.2 For the purposes of this opinion letter, we have considered such questions of French law as we have considered necessary or appropriate, and for this purpose we have, insofar as relates to recent case law, carried out such customary investigations as may be reasonably expected of a French Avocat in the circumstances in which this opinion letter is being rendered (taking account of the time necessary to circulate and analyse case law reports). This opinion letter (and any rights or liability deriving therefrom to the benefit of any person entitled to rely thereon) shall exclusively be governed by, and construed in accordance with, French law. In this opinion letter, unless otherwise specified, the terms “law”, “legislation” and “regulation” and all terms of similar import refer to all laws and regulations in full force and effect within the metropolitan territory of the French Republic, and references to French law or to the laws of France are to be read as references to the laws and regulations in full force and effect within the said metropolitan territory as at the last business day preceding the date hereof, as interpreted by French courts in their convergent decisions constituting the prevailing case law reported in major legal publications. Words appearing herein in the French language have the meaning given to them under French law and prevail over their translation into English set out herein.

4.	Scope of opinion

4.1 Limited scope — This opinion letter is strictly confined to the specific matters of French law expressly set out in Section 6 (Statements of opinion) below (subject to the assumptions set out in Section 5 (Assumptions) below and as qualified by the qualifications and observations set out in Section 7 (Qualifications and observations) below, hereinafter respectively the “Assumptions” and the “Qualifications”), and is not to be read as extending by implication to any other matter relating to, or in connection with, the Opinion Party, the Documents or otherwise. In particular (but without prejudice to the generality of the foregoing), it should be understood that:

(A)	No substitute for advice — this opinion letter, which is a formal and necessarily concise statement of opinion as to certain specific matters of French law, should not be treated as a substitute for legal advice in connection with the Opinion Documents or the transactions contemplated thereby, and does not constitute a detailed and comprehensive description of all material legal or tax aspects of the Opinion Documents or the transactions contemplated thereby;

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(B)	Foreign laws not considered — this opinion letter has been prepared without considering the implications of any laws of any jurisdiction (including those jurisdictions in which our firm has an office or correspondents) other than the metropolitan territory of the French Republic;

(C)	Limited verification — with your consent, we have not been responsible, and we assume no responsibility, for investigating or verifying:

(1)	the relevance or accuracy of the statements of fact (or statements of foreign law), or the relevance or reasonableness of any statements of intention or opinion, contained in the Documents;

(2)	that all such relevant facts as may have a bearing on the contents of this opinion letter are set out in the Documents, or (bearing in mind the negotiated nature of the Opinion Documents) that no contractual provisions on which the Addressee may wish to be able to rely have been omitted from any Opinion Document (other than provisions the omission of which, taking into account the Assumptions and Qualifications, would result in the statements of opinion set out in the Section 6 (Statements of opinion) being inaccurate);

(3)	the accuracy or adequacy of (or the reasonableness of any assumption made in connection with) any data, calculation, ratio, rate or formula of an accounting, financial, prudential, economic, mathematical, statistical or technical nature, and any other remuneration contained in any Opinion Document; or

(4)	the tax treatment or any tax aspects of the transactions contemplated by the Opinion Documents, or the book or market value of any asset to which the Opinion Documents relate.

4.2 No duty to update — We shall have no duty to inform the Addressee or any other persons of any changes in French law occurring (or of any changes in the legal status of the Opinion Party, or any other circumstance, of which we may become aware) on or after the date of this opinion letter and which may affect the matters addressed herein.

4.3 No client-attorney relationship — The delivery of an original or copy of this opinion letter to the Addressee (or to any other person to whom it may be communicated in accordance with the terms of Section 8 (Benefit of opinion) below) shall not in and of itself be deemed to create any client-attorney relationship between the Addressee (or such other person) and ourselves.

5.	Assumptions

In considering the Documents and rendering this opinion letter, we have with your consent and without verification assumed each of the statements set out below to be accurate:

(1)	Conformity to originals — Each copy, facsimile copy, electronic versions or specimen Document examined by us conforms to the complete original thereof, and each Opinion Document as submitted to us for the purpose of this opinion letter (whether in the form of an original, a copy or an electronic copy) is complete.

(2)	Legal capacity — Save for the legal existence and incorporation of the Opinion Party as inferred from the Corporate Documents and save for the legal capacity, power and authority of the Opinion Party under its constitutive documents and French law, each party to each Opinion Document:

(a)	validly exists (and, where required, is duly incorporated and/or registered) under the laws that govern its legal existence; and

(b)	has the full legal capacity and all requisite power and authority under its constitutive documents and all applicable laws to enter into, and perform its obligations and exercise its rights under, each Opinion Document.

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(3)	Authorisations — Save for such corporate authorisations required under French law or under the By-Laws of the Opinion Party as may be necessary, as at the date of execution of the Opinion Documents, to authorise the Opinion Party to execute the Opinion Documents and to perform its obligations thereunder:

(a)	all such corporate resolutions, authorisations, or other decisions that each party to the Opinion Documents is required to obtain from its relevant corporate bodies, from any regulatory, governmental or administrative authority or from any other third party; and

(b)	all corporate formalities or other actions required to be implemented or accomplished,

in accordance with the constitutive documents of each of such parties and all laws and regulations applicable to it, in order to authorise that party to enter into, perform its obligations and exercise its rights under such Opinion Document have been validly and unconditionally obtained from all competent persons and bodies and remain in full force and effect and that any such persons, and all members of such bodies, have been validly appointed, that any such bodies were, at the time of granting any such consents, validly composed, and that any meeting of such bodies has been validly convened and held and their decisions or resolutions validly made, and (ii) with respect to formalities and actions, have been validly accomplished or taken, in accordance with the constitutive documents of such party (where applicable) and applicable laws and regulations.

(4)	No restriction — There are no restrictions affecting the matters set out in this opinion letter that are binding on the Opinion Party by virtue of any contractual undertaking (other than an Opinion Document) to which it is a party, any court or arbitral decision pending or rendered in respect of it or any individual-scope decision of an administrative authority (acte administratif individuel) taken in respect of it.

(5)	Validity — Each Opinion Document constitutes the legal, valid and binding obligations of each of the parties thereto (including the Opinion Party), enforceable against each such party in accordance with its terms under all applicable laws (in particular under the laws governing each Opinion Document) and its performance will not be illegal or ineffective by virtue of the laws, or doctrines of public policy, of any jurisdiction.

(6)	No violation — No aspect of any Opinion Document is in contravention of any law or regulation of any jurisdiction.

(7)	No other relevant agreement — There is not in force between any of the parties to any of the Opinion Documents any other agreement or undertaking, whether oral or in writing, that could change or affect the terms of (or the parties’ respective rights and obligations under) such Opinion Documents (or the performance by any of them of the said obligations) in such a manner as to affect the accuracy of the statements made in Section 6 (Statements of opinion) below.

(8)	No alteration to the Opinion Documents — None of the Opinion Documents has, since the date of its execution, been in any way altered, whether by written or oral agreement or by the course of conduct of the parties thereto or otherwise, in such a manner as to affect the accuracy of the statements made in Section 6 (Statements of opinion) below.

(9)	Accuracy of corporate information — The information contained in each Corporate Document was accurate as at the date on which such Corporate Document was drawn up or issued (and insofar as concerns the Corporate Resolutions, as at the date of the meeting to which it relates), remained accurate as at the date on which each Opinion Document was executed having regard to the circumstances then prevailing, and remains accurate by reference to the circumstances existing as at the date hereof.

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(10)	Management mandates — Each member of the corporate bodies of the Opinion Party and each of the persons holding a mandate social (corporate management mandate) within the Opinion Party holds its position or mandate in each case in compliance with applicable laws.

(11)	Corporate Resolutions — None of the Corporate Resolutions has been amended or revoked, and each of such Corporate Resolutions are in full force and effect as at the date hereof and, where applicable, was validly adopting at meeting duly convened and held of the competent corporate bodies of the Opinion Party, composed in accordance with then applicable laws.

(12)	Execution:

(a)	Genuineness — all signatures on the Documents are genuine;

(b)	Legal capacity of signatories — the person acting as signatory of the Opinion Documents in the name and on behalf of the Opinion Party was not, on the date of execution thereof, (i) acting without power (sans pouvoir) or beyond its power limitations (au delà des limites de ses pouvoirs) (within the meaning of article 1156 of the French Code civil) or misusing its powers to the detriment of a represented party (agi en détournement de ses pouvoirs au détriment du représenté) within the meaning of article 1157 of the French Code civil or (ii) the subject of any restrictions on his legal capacity or right to act (mesure d’incapacité ou d’interdiction) within the meaning of article 1160 of the French Code civil;

(c)	Identity of the Opinion Party’s signatory — each of the Opinion Documents was signed on behalf of the Opinion Party by Mr. Wasiq Bokhari; and

(d)	Electronic Signature — the electronic processes used for creating, executing and storing each of the Opinion Documents have met the required conditions to ensure that such Opinion Documents have the same legal effect and force of evidence as if they were created, executed and stored and delivered on paper as provided for in articles 1366, 1367 (and of the related decree) and in the last paragraph of article 1375 of the French Code civil.

(13)	Negotiation:

(a)	Free negotiation — each Opinion Document has been negotiated freely (librement négocié), without any provision whatsoever of such Opinion Document having been retained from such free negotiation (soustrait à la négociation);

(b)	Duty of good faith — each party has negotiated in good faith, and complied, in particular, with the pre-contractual duty of information in accordance with article 1112-1 of the French Code civil; and

(c)	Lack of bad faith — each Opinion Document has been entered into in the absence of fraud, coercion, duress or undue influence on the part of the Opinion Party, its respective directors, employees, agents and advisers.

(14)	Consent — Each Opinion Document was entered into by each person that is a party thereto freely without any deliberate concealment of decisive information (dissimulation intentionnelle d’information déterminante) or other deceit (dol) within the meaning of article 1137 of the French Code civil, freely without duress (violence) or abuse of a state of dependence (abus d’un état de dépendance) within the meaning of articles 1140 and 1143 of the French Code civil and with full knowledge of all relevant circumstances (en toute connaissance de cause).

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(15)	Normal conditions:

(a)	Arm’s length basis — Each Opinion Document constitutes for each party thereto a transaction negotiated and entered into on arm’s length terms for lawful and bona fide commercial reasons between independent parties and for the agreed upon consideration which is neither illusory or derisory (illusoire ou dérisoire) within the meaning of article 1169 of the French Code civil;

(b)	Prohibited support — No financial support granted by the Opinion Party under any Opinion Document is designed to allow the consummation of a transaction not expressly mentioned in the Opinion Documents;

(c)	Conflicts of interests:

(i)	no individual who holds an Influential Position within the Opinion Party holds an Influential Position within, or is the owner or a partner or shareholder without limited liability of, another party to the Opinion Documents or otherwise has a direct or indirect personal interest in the transactions contemplated by the Opinion Documents (the expression Influential Position referring to the following mandates or positions held in any Société à Responsabilité Limitée, Société Anonyme, Société par Actions Simplifiée or Société en Commandite par Actions (or any similar mandate or position in any entity or business established under foreign law whether or not existing as a separate legal entity), namely shareholder (associé), general manager (gérant), director (administrateur), permanent representative of a legal entity acting as director (représentant permanent d’une personne morale administrateur), general manager (directeur général), deputy general manager (directeur général délégué), member of the supervisory board or the executive board (membre du conseil de surveillance ou du directoire), chairman (président) or other executive (dirigeant) within the meaning of articles L. 223-19 et seq., L. 225-38 et seq., L. 225-86 et seq., L. 226-10 et seq. and L. 227-10 of the French Code de commerce); and

(ii)	no other party to the Opinion Documents holds (including jointly with third parties) more than 10% of the voting rights within the Opinion Party or controls directly or indirectly (within the meaning of article L. 233-3 of the French Code de commerce) a company or other entity or business that holds more than 10% of the voting rights within the Opinion Party.

(d)	Corporate purpose and interest — The execution and performance of each Opinion Document by each party thereto (i) complies with its corporate purpose (est conforme à son objet social) save for the Opinion Party, in respect of which we express a specific opinion under §(3)(a) of Section 6 (Statements of opinion) below, (ii) is not contrary to its corporate interest (n’est pas contraire à son intérêt social), it being specified that a company shall be run and managed taking into account the social and environmental aspects of its activity (doit être gérée en prenant en considération les enjeux sociaux et environnementaux), (iii) does not serve the personal purposes of the general manager (directeur général), deputy general manager (directeur général délégué), member of the supervisory board or the executive board (membre du conseil de surveillance ou du directoire), chairman (président) of such party and does not advantage any other business or entity in relation to which any of them has a direct or indirect interest and (iv) if so defined by its by-laws, takes into consideration the reason to be (raison d’être) of the relevant party.

(16)	Representations and warranties — All the representations and warranties made or deemed made by each party in the Opinion Documents (other than those relating solely to a matter in respect of which we express a specific opinion in section 6 (Statements of opinion) below) are accurate by reference to the circumstances existing as at the date hereof.

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(17)	Insolvency Proceedings — Without prejudice to the opinion set out in paragraph 6(2) below, none of the party to the Opinions Documents is, at the time of execution of the Opinion Documents to which it is a party, or is, as at the date hereof, subject to an insolvency proceedings (or analogous laws) as defined in paragraph 7(1) below, nor insolvent or unable to meet its liabilities either immediately or in the near future (en état de cessation des paiements) within the meaning of articles L.620–1 to L.670–8 of the French Code de commerce or, as applicable, article L. 613–26 of the French Code monétaire et financier or any applicable insolvency law and that none of them will become unable to do so as a result of it entering into and performing its obligations under the Opinion Documents to which it is a party.

(18)	Issue of the Shares. The Shares will be issued in the manner contemplated by the Warrant Agreement and the Corporate Resolutions.

(19)	Compliance with the Terms and Conditions of the Warrant Agreement, the March 2026 SPA, the Convertible Bonds Terms and Conditions and the Investment Warrants Terms and Conditions and performance of the Warrant Agreement, the March 2026 SPA, the Convertible Bonds Terms and Conditions and the Investment Warrants Terms and Conditions — that the Company will comply with the Warrant Agreement, the March 2026 SPA, the Convertible Bonds Terms and Conditions and the Investment Warrants Terms and Conditions and will perform all of its obligations provided for in the Warrant Agreement, the March 2026 SPA, the Convertible Bonds Terms and Conditions and the Investment Warrants Terms and Conditions until and in connection with the Shares and the Conversion Shares.

(20)	Issue of the Conversion Shares. The Conversion Shares, will be issued in the manner contemplated by the March 2026 SPA, the Convertible Bonds Terms and Conditions and the Investment Warrants Terms and Conditions and the Corporate Resolutions.

(21)	Authorized Shares. After the issuance of the shares offered pursuant to the Registration Statement, the total number of issued Ordinary Shares, together with the total number of Ordinary Shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares available for issuance under the Corporate Resolutions.

(22)	Other Assumptions. For the purpose of this opinion, we have also assumed that: (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded at the time the Ordinary Shares or Warrants are offered or issued as contemplated by the Registration Statement and the Prospectus; (ii) the Ordinary Shares and Warrants will be issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement and the Prospectus; (iii) there shall not have occurred any change in law affecting the legality or enforceability of the issuance or delivery of the Ordinary Shares or the Warrants; and (iv) none of the issuance and delivery of the Ordinary Shares or the Warrants, nor the compliance by the Company with the terms thereof, will result in the violation of any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or result in the violation of any restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company.

6.	Statements of opinion

On the basis of and subject to the foregoing, and subject to the Qualifications and any matters not disclosed to us, we express the opinions set out below:

(1)	Legal existence — Based solely upon our examination of the By-Laws, the K-bis Extract and the Non-Bankruptcy Certificate, the Opinion Party was initially created or incorporated on May 19, 2026, is currently registered with the French Registre du Commerce et des Sociétés (Trade and Companies Register) of Paris under no. 105 098 180 expiring (unless previously extended or terminated) on 18 May 2125 and is validly existing in the form of a société par actions simplifiée.

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(2)	French insolvency proceedings, winding-up — Based solely upon our examination of the K-bis Extract and the Non-Bankruptcy Certificate, no steps taken to order the commencement of any solvent rehabilitation (sauvegarde), pre-packaged solvent rehabilitation (sauvegarde accélérée), insolvent rehabilitation (redressement judiciaire) or insolvent liquidation (liquidation judiciaire) proceedings in respect of the Opinion Party were recorded with the Commercial Court Registrar (Greffe du Tribunal de Commerce) / the Economic Activities Court Registrar (Greffe du Tribunal des activités économiques) of the current place of incorporation of the Opinion Party as at the date of the Non-Bankruptcy Certificate, and no termination of operations (cessation d’activité) or voluntary winding-up (dissolution) of the Opinion Party was recorded with the said registrar as at the date of the K-bis Extract.

(3)	Legal capacity, corporate authority — Based solely upon our examination of the By-Laws, the K-bis Extract and the Corporate Resolutions:

(a)	Legal capacity — the Opinion Party had and has the necessary corporate capacity and power to enter into, and perform its obligations and exercise its rights under, each of the Opinion Documents, and the execution of such Opinion Documents by the Opinion Party does not conflict with nor violate its By-Laws;

(b)	Corporate authority — all corporate and other action required to be taken by the Opinion Party to authorise or ratify the execution of each of the Opinion Documents by the Opinion Party and the performance of its obligations thereunder has been duly taken and each of the Opinion Documents has been duly executed under French law by the Opinion Party; and

(c)	Authorised signatories — the Opinion Party is validly represented, for the execution of the Opinion Documents to which it is a party, by Mr. Wasiq Bokhari in his capacity as Managing Director (Directeur général), for the execution of the Opinion Documents.

(4)	Issue of the Shares. The Shares will be, when issued and fully paid-up in the manner contemplated by the Warrant Agreement, duly and validly issued under French law and the By-Laws.

(5)	Issue of the Outstanding Resale Shares. The Outstanding Resale Shares have been duly and validly issued under French law and the By-Laws.

(6)	Issue of the Conversion Shares. The Conversion Shares will be, when issued and fully paid-up in the manner contemplated by the March 2026 SPA, the Convertible Bonds Terms and Conditions and the Investment Warrants Terms and Conditions, duly and validly issued under French law and the By-Laws.

(7)	Issue of Private Placement Warrants. The Private Placement Warrants have been duly and validly issued under French law and the By-Laws.

7.	Qualifications and observations

The opinions expressed in Section 6 (Statements of opinion) above are subject to the qualifications and observations set out below:

(1)	Insolvency and analogous laws — The capacity of the Opinion Party, the validity, enforceability, operation and/or effectiveness under French law of the Documents, the Opinion Party’s obligations and the other parties’ rights thereunder may be affected to a significant and material extent by any laws relating to, or affecting generally, the treatment of a debtor’s debts and receivables, creditors’ or secured parties’ rights and remedies and payment priorities among privileged, secured and unsecured creditors, including the provisions of articles L.610-1 to L.670-8 of the French Code de commerce and any other applicable law relating to sauvegarde (solvent rehabilitation), sauvegarde accélérée (pre-packaged solvent rehabilitation), redressement judiciaire (insolvent rehabilitation) or liquidation judiciaire (insolvent liquidation), conciliation, the appointment of a mandataire ad hoc (ad hoc agent) or any analogous proceedings or circumstances (including without limitation under European Regulation no. 1346/2000 of 29 May 2000 on insolvency proceedings and, with respect to any insolvency proceeding commenced after 26 June 2017, European Regulation no. 2015/848 of 20 May 2015 on insolvency proceedings). In addition and without prejudice to the generality of the foregoing, it should be noted that:

(a)	Public policy — the rules embodied in most of the aforementioned provisions of the French Code de commerce are public policy rules that cannot be derogated from by contract;

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(b)	Set-off — we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator or a creditor in the context of liquidation judiciaire (insolvent liquidation);

(c)	Foreign currency claim — French insolvency law requires creditors’ claims denominated in a foreign currency to be converted into Euros at the rate applicable on the date of the court decision ordering the commencement of a sauvegarde (solvent rehabilitation), sauvegarde accélérée (pre-packaged solvent rehabilitation), redressement judiciaire (insolvent rehabilitation) or liquidation judiciaire (insolvent liquidation) proceeding in respect of a debtor; and

(d)	Power of court to grant time — under article 1343-5 of the French Civil Code:

(i)	the court, having regard to a debtor’s situation and the creditor’s needs, may grant time to the debtor or reschedule payments due or owing, subject to a two-year time limit;

(ii)	by a special and reasoned decision, the court may order that the amounts for which time has been granted or payment of which has been rescheduled will bear interest at a lower rate, which may not be less than the taux légal (official rate of interest, or that any payments will be applied first to the repayment of principal (and, where the amounts concerned are expressed in a foreign currency, it is uncertain whether the court, when determining an appropriate rate of interest relative to the taux légal, would take account of the fact that base rates applying to such foreign currency may be different from Euro interest rates); and

(iii)	a court order under article 1343-5 of the French Civil Code will suspend any pending enforcement measures, and any contractual interest or penalty for late payment will not accrue or be due during the period ordered by the court;

(2)	Accuracy of company search information — The documents (such as the K-bis Extract and the Non-Bankruptcy Certificate) issued by the competent Commercial Court Registrar (Greffe du Tribunal de Commerce) / Economic Activities Court Registrar (Greffe du Tribunal des activités économiques) are not conclusively capable of revealing whether or not any of the following has occurred as at the date thereof in respect of the company to which they relate:

(a)	the company’s creation has been annulled, or the company has terminated its operations (cessation d’activité), or a corporate resolution has been passed for the winding-up (dissolution) of the company, or the company has merged with another entity or a court order has been made to annul or wind-up the company or to appoint an court-appointed administrator (administrateur provisoire) or to commence solvent rehabilitation (sauvegarde), pre-packaged solvent rehabilitation (sauvegarde accélérée), insolvent rehabilitation (redressement judiciaire) or insolvent liquidation (liquidation judiciaire) proceedings in respect of the company, as notice of these matters may not be filed immediately with the competent Commercial Court Registrar (Greffe du Tribunal de commerce) / Economic Activities Court Registrar (Greffe du Tribunal des activités économiques) and, when filed, may not be entered on the records immediately;

(b)	an alert procedure has been initiated by the statutory auditors or employee representative bodies of the company or by the Commercial Court (Tribunal de commerce) / Economic Activities Court (Tribunal des activités économiques), or an ad hoc agent (mandataire ad hoc) has been appointed in respect of the company, or a conciliation proceeding (procédure de conciliation) is pending in respect of the company or a conciliation agreement (accord de conciliation) has been entered into by the company or approved by the Commercial Court (Tribunal de commerce) / Economic Activities Court (Tribunal des activités économiques), or the company has declared its cessation of payments (cessation des paiements), as notice of such matters is not filed with the Trade and Companies Register (Registre du Commerce et des Sociétés); or

(c)	insolvency proceedings as mentioned in European Regulation no. 2015/848 of 20 May 2015 on insolvency proceedings have been commenced in respect of the company in any participating state other than France, as notice of such proceedings is not necessarily filed with the Trade and Companies Register (Registre du Commerce et des Sociétés) or equivalent public registers of participating states other than that which the proceedings have been commenced;

September 9, 2026 page 10 | 11

(d)	we also note that article R. 123-122 of the French Code de commerce, which provides for certain mandatory information to be recorded with the Trade and Companies Register (Registre du Commerce et des Sociétés), has not been modified to take account of the accelerated protection proceedings (procédure de sauvegarde accélérée) as defined in article L. 628-1 of the French Code de commerce. Accordingly, it is uncertain whether a K-Bis extract and a non-bankruptcy certificate can be used as a basis to verify whether an order has been made for any such accelerated protection proceedings (procédure de sauvegarde accélérée) in relation to the relevant company;

(e)	the K-bis Extract and the Non-Bankruptcy Certificate could only be obtained by us in electronic form on the Infogreffe website and such documents delivered online on said website constitute prima facie evidence until proven otherwise (font foi jusqu’à preuve contraire).

(3)	Case law developments — As French courts are not bound by their previous judicial decisions or those of other courts, the case law may vary over time and, in some cases, result from ad hoc decisions.

8.	Benefit of opinion

This opinion is addressed to you solely for your benefit in connection with the Registration Statement and is issued solely for the purposes of the filing of the Registration Statement. It may not be relied upon for any other purpose, or quoted or referred to in any public document (other than the Registration Statement), or filed with any governmental agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written express consent. This opinion may be relied upon only in accordance with French law and subject to the limitations set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

This opinion speaks only as of the date hereof and is strictly limited to the matters stated in it.

Yours faithfully,

/s/ ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP

Orrick, Herrington & Sutcliffe (Europe) LLP

Schedule:	■ Schedule 1 (Documentation reviewed)

September 9, 2026 page 11 | 11

Schedule 1
Documentation reviewed

A.	Opinion Documents

(1)	The Registration Statement.

(2)	The Business Combination Agreement.

(3)	The Reincorporation Merger Agreement (projet de traité de fusion-absorption) dated July 3, 2026.

(4)	The French Merger Agreement (projet de traité de fusion-absorption) dated July 3, 2026, as amended July 27, 2026.

(5)	The Warrant Agreement dated January 7, 2026, as amended by the Warrant Amendment Agreement.

(6)	The March 2026 SPA.

(7)	The Convertible Bonds Terms and Conditions.

(8)	The Investment Warrants Terms and Conditions.

(9)	The A&R Registration Rights Agreement (collectively, the “Opinion Documents”).

B.	Corporate Documents

(1)	By-Laws, K-bis Extract and Non-Bankruptcy Certificate — the following documents relating to the Opinion Party:

(a)	By-Laws — a certified copy of its statuts (by-laws) dated August 27, 2026;

(b)	K-bis Extract — an original copy of an extrait K-bis (extract from the Trade and Companies Register) in respect of the Opinion Party, issued by the aforementioned Commercial Court Registrar (Greffe du Tribunal de commerce) / Economic Activities Court Registrar (Greffe du Tribunal des activités économiques)] and dated as at September 8, 2026; and

(c)	Non-Bankruptcy Certificate — an electronic copy of a certificat de recherche négative en procédures collectives (certificate as to the absence of safeguard or insolvency proceedings) in respect of the Opinion Party, issued by the aforementioned Commercial Court Registrar (Greffe du Tribunal de commerce) / Economic Activities Court Registrar (Greffe du Tribunal des activités économiques) and dated as at September 8, 2026;

(2)	Corporate Resolutions – the following documents relating to the Opinion Party:

(a)	The shareholders’ meeting of the Opinion Party held on August 27, 2026, appointing Mr. Wasiq Bokhari as director of the Opinion Party and approving, inter alia, the issuance of the Shares and the performance of the Company’s obligations under the Transaction Documents.

(b)	The board of directors meeting of the Opinion Party held on August 27, 2026, appointing Mr. Wasiq Bokhari as Managing Director (Directeur général) of the Opinion Party.

(c)	The decisions of the President of Legacy Pasqal dated August 26, 2026, acknowledging the results of the written consultation of the shareholders of Legacy Pasqal approving, subject to the satisfaction of the conditions precedent to the merger by absorption (fusion-absorption) of Legacy Pasqal into the surviving company pursuant to the draft French Merger Agreement, (i) the merger by absorption (fusion-absorption) of Legacy Pasqal into the surviving company pursuant to the draft French Merger Agreement and (ii) the dissolution without liquidation of Legacy Pasqal.

(d)	The decisions of the President of Legacy Pasqal dated August 27, 2026, (i) acknowledging the satisfaction of the conditions precedent to the merger by absorption (fusion-absorption) of Legacy Pasqal into the surviving company pursuant to the draft French Merger Agreement, (ii) the completion of the merger by absorption (fusion-absorption) of Legacy Pasqal into the surviving company pursuant to the draft French Merger Agreement and (ii) the dissolution without liquidation of Legacy Pasqal.